     Exhibit 23.1 Consent of SF Partnership, LLP

SF Partnership, LLP

        Chartered Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Identica Holdings Corporation and Subsidiaries

We hereby consent to the incorporation by reference, in this Amendment No. 2 to the Registration Statement on Form SB-2 of Identica Holdings Corporation and Subsidiaries, of our report dated May 26, 2006 relating to the consolidated financial statements of Identica Holdings Corporation and Subsidiaries as of December 31, 2005 and 2004, and for the years ended December 31, 2005, and to the reference to us under the heading “Experts” in the Amendment No. 2 to the Registration Statement on Form SB-2.

/s/ SF Partnership, LLP

Toronto, Canada

CHARTERED ACCOUNTANTS
January 30, 2008

The Madison Centre, 4950 Yonge Street, Suite 400, Toronto, Ontario Canada M2N 6K1
Telephone 416 250 1212 Fax 416 250 1225 email general@sfgroup.ca  www.sfgroup.ca